Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES FISCAL 2018 SECOND QUARTER SALES INCREASE 17%

– DILUTED EPS OF $.33 INCLUDES ONE-TIME CHARGE OF $1.05 PER SHARE FROM IMPACT OF U.S. TAX LEGISLATION; ADJUSTED DILUTED EPS ROSE 25% TO $1.52 –

– COMPANY RAISES FULL-YEAR SALES AND ADJUSTED EARNINGS FORECAST –

New York, NY, February 2, 2018 - The Estée Lauder Companies Inc. (NYSE: EL) today reported financial results for its second quarter ended December 31, 2017.  The Company achieved net sales of $3.74 billion, an increase of 17%, compared with $3.21 billion in the prior-year quarter.  Incremental sales from the Company’s acquisitions of Too Faced and BECCA contributed approximately 2 percentage points of the reported sales growth.  Net earnings were $123 million, and include provisional one-time charges of $394 million related to the U.S. Tax Cuts and Jobs Act (TCJA) that was signed into law in December 2017.  On a diluted earnings per share basis, including the one-time charges and restructuring and other charges, the Company earned $.33. In the prior-year second quarter, the Company reported net earnings of $428 million and diluted earnings per share of $1.15.

Adjusting for the restructuring and other charges and the impact of the TCJA provisional charges, diluted net earnings per common share for the three months ended December 31, 2017 increased 25% to $1.52, and in constant currency rose 23%.

Fabrizio Freda, President and Chief Executive Officer, said, “In our second quarter we continued our strong momentum and generated stellar results.  In constant currency, our sales grew 14%, led by exceptional strength in travel retail, global online and Asia, along with strong double-digit growth in several markets in Europe, including Italy and Benelux.  We delivered double-digit sales gains across most product categories and many brands, including Estée Lauder, luxury brands and most mid-sized brands.  In the holiday season, our brands achieved outstanding results from their e-commerce businesses, and customizable gift options were significant contributors.  These elements, along with our accelerating cost saving efforts and our progress executing our Leading Beauty Forward initiatives, resulted in an impressive adjusted 23% earnings per share growth in constant currency.

“Our strong results, combined with future benefits we expect from the passage of the new Tax Cuts and Jobs Act, further enhance our ability to strategically invest in faster-growing areas of prestige beauty to attract new consumers.  Our strategy is sound and effective, and we have the brands, resources and talent to continue above-industry growth in our second half and full fiscal year. We have confidence in our outlook and are raising our full-year constant currency sales growth forecast to between 10% and 11% and increasing our constant currency earnings per share growth estimate, to 19% to 20%, before restructuring charges and the impact of one-time tax act items.”

The second quarter provision for income taxes included the following amounts related to the TCJA. These amounts, which are provisional, may require adjustments as anticipated guidance is issued and as additional analysis of the provisions of the TCJA is completed:

•                  $325 million charge related to a tax on historical foreign earnings that have not been repatriated to the U.S. (Transition Tax).

•                  $51 million charge related to the remeasurement of U.S. net deferred tax assets at the lower statutory rate.

•                  $18 million charge to reflect the establishment of a net deferred tax liability for foreign withholding taxes on planned repatriation of certain foreign earnings.

•                  The Company’s reported effective tax rate in the fiscal 2018 second quarter is approximately 82%.  The effective tax rate excluding the impact of the Transition Tax, the revaluation of U.S. net deferred tax assets, the net deferred tax liability for foreign withholding taxes related to the planned repatriation of certain foreign earnings and restructuring and other charges would have been approximately 24%.

Excluding the impact of foreign currency translation, net sales increased 14%.  For the quarter, the positive impact of foreign currency translation on diluted net earnings per common share was $.03.

During the fiscal 2018 second quarter, the Company recorded restructuring and other charges of $69 million ($55 million after tax), equal to $.15 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  During the fiscal 2017 second quarter, the Company recorded restructuring and other charges of $41 million ($26 million after tax), equal to $.07 per diluted share.  Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

	Three Months Ended December 31, 2017						Three Months Ended December 31
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017	2016
Results including restructuring and other charges and the TCJA charges	17	%(1)	14%	(72	)%(1)	(74)%	$.33 (1)	$1.15	(1)
Non-GAAP
Restructuring and other charges							.15	.07
Transition Tax resulting from the TCJA							.86
Remeasurement of U.S. net deferred tax assets resulting from the TCJA							.14
Net deferred tax liability related to certain foreign withholding taxes on planned repatriation resulting from the TCJA							.05
Adjusted results	17%		14%	25%		23%	1.52	$1.22
Impact of foreign currency on earnings per share							(.03)
Constant currency earnings per share							$1.49

(1) Represents GAAP.

Amounts may not sum due to rounding.

Results by Product Category

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Constant Currency	2017	2016	Reported Basis
Skin Care	$1,494	$1,248	20%	17%	$453	$351	29%
Makeup	1,515	1,306	16	13	219	221	(1)
Fragrance	565	497	14	10	85	69	23
Hair Care	144	137	5	4	17	13	31
Other	26	20	30	30	5	4	25
Subtotal	3,744	3,208	17	14	779	658	18
Charges associated with restructuring and other activities	—	—			(69)	(41)
Total	$3,744	$3,208	17%	14%	$710	$617	15%

Net sales and operating income in the Company’s major product categories were favorably impacted by a weaker U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 14%.

Skin Care

•                  Net sales increased sharply, with exceptional double-digit gains from Estée Lauder, La Mer, Origins and GLAMGLOW, and strong growth from Clinique.

•                  The Estée Lauder brand grew globally, particularly in China and travel retail, due largely to the continued success of the recently launched Advanced Night Repair Eye Concentrate Matrix and gains in other Advanced Night Repair products.  La Mer was driven by the success of new products in its Genaissance collection, the launch of The Moisturizing Matte Lotion, gains from existing products, and targeted expanded consumer reach.

•                  Origins generated sales growth in every region, particularly Asia, as well as in travel retail due to the continued success of several product lines in the facial mask and moisturizer sub-categories.  Sales gains from GLAMGLOW reflected additional product assortments and targeted expanded consumer reach.  Clinique’s sales gains reflected increases in the brand’s Moisture Surge product line.

•                  These increases were partially offset by lower skin care sales from Aveda, which faced an unfavorable comparison to the prior-year period due to the launch of the brand’s Tulasara line of products.

•                  Operating income increased sharply, primarily from the Company’s heritage brands and La Mer, reflecting higher sales.

Makeup

•                  Strong sales growth in makeup was primarily driven by incremental sales from the Company’s fiscal 2017 second quarter acquisitions of Too Faced and BECCA, exceptionally strong double-digit increases from Tom Ford, and strong double-digit gains from Estée Lauder.  Higher makeup sales were also generated from M•A•C.

•                  Sales from Tom Ford were driven primarily by strength in the eyeshadow and lip color sub-categories.  At Estée Lauder, higher sales were fueled by the Double Wear foundation and Pure Color lip product lines.

•                  The higher sales from M•A•C were due to strong growth in the Asia/Pacific region, particularly China and Hong Kong, and in travel retail, as well as success in the specialty-multi channel in the United States.

•                  These increases were partially offset by lower makeup sales in the United States, reflecting slow foot traffic in some U.S. brick-and-mortar stores.

•                  Makeup operating income was flat.  Growth from Clinique, Estée Lauder and M•A•C was primarily due to higher sales.  Lower results were reported primarily from Too Faced, reflecting additional investments behind targeted expanded consumer reach internationally, and from Smashbox.

Fragrance

•                  Net sales increased, primarily due to strong double-digit gains from our luxury brands and Estée Lauder.

•                  Jo Malone delivered outstanding double-digit growth in travel retail and generated sales increases in every region, with double-digit growth in Europe and Asia/Pacific, reflecting strong growth from existing fragrances, targeted expanded consumer reach and the recent launch of the English Oak fragrances.

•                  Increased sales from Tom Ford reflect, in part, the continued success of the Private Blend line of fragrances, including new product launches and growth from existing fragrances.

•                  Le Labo, By Kilian and Editions de Parfums Frédéric Malle each benefitted from growth in existing products and new launches and targeted expanded consumer reach.

•                  Higher fragrance sales from Estée Lauder were driven by the timing of and strong demand for holiday gift sets.

•                  Partially offsetting these increases were lower sales of certain designer fragrances.

•                  Fragrance operating income increased sharply, reflecting higher sales from Jo Malone, Estée Lauder  and Tom Ford, as well as disciplined expense management.

Hair Care

•                  Hair care sales rose reflecting gains from Aveda and Bumble and bumble.  Aveda grew, driven by solid performance in the online channel, while growth from Bumble and bumble was driven by the launch of the brand in Ulta Beauty.

•                  Partially offsetting the sales growth was softness in the salon channel, which impacted both brands, and lower sales in freestanding stores for Aveda.

•                  Hair care operating income increased, reflecting higher sales and disciplined expense management.

Results by Geographic Region

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Constant Currency	2017	2016	Reported Basis
The Americas	$1,308	$1,242	5%	5%	$98	$86	14%
Europe, the Middle East & Africa	1,562	1,307	20	15	463	412	12
Asia/Pacific	874	659	33	30	218	160	36
Subtotal	3,744	3,208	17	14	779	658	18
Charges associated with restructuring and other activities	—	—			(69)	(41)
Total	$3,744	$3,208	17%	14%	$710	$617	15%

Net sales and operating income outside the United States were favorably impacted by a weaker U.S. dollar in relation to most currencies.

The Americas

•                  Sales in North America benefitted from incremental sales from the acquisitions of Too Faced and BECCA and growth from several other brands, reflecting demand for our products, including successful holiday gift sets.

•                  La Mer generated strong double-digit sales gains in skin care, while in the Estée Lauder brand strong sales growth was primarily in fragrance and skin care.

•                  Sales in the Company’s online and specialty-multi channels grew strong double-digits.

•                  Sales decreases were recorded in several brands, primarily attributable to the decline in retail traffic in some U.S. brick-and-mortar stores.

•                  On a reported basis, sales in Canada and Latin America increased double-digits.  In constant currency, sales in Canada rose mid-single digits and Latin America increased high-single digits.

•                 Operating income in the Americas increased, primarily reflecting higher operating results from certain heritage brands as well as disciplined expense management.  Partially offsetting the higher results were lower results from M•A•C, Tom Ford and certain designer fragrances, due to a decrease in sales. Operating income also reflects additional support spending behind new and existing launches at Too Faced.

Europe, the Middle East & Africa

•                  The Company generated strong sales growth in the region both on a reported basis and in constant currency.  Contributing to the growth was strong double-digit sales gains in travel retail, Italy, Benelux and India, and strong increases in several emerging markets such as

Russia and Turkey.  Foreign currency translation increased reported sales by 5%, with the largest impact from the United Kingdom and Italy.

•                  In travel retail, double-digit sales growth was generated across most brands, led by Estée Lauder, Tom Ford, M•A•C, Jo Malone and La Mer.  Growth in global airline passenger traffic, particularly by Chinese travelers, solid new launch initiatives, and targeted expanded consumer reach contributed to the sales gains.

•                  Lower sales were posted in the Middle East, driven by retailer inventory rebalancing, reflecting the impact of the macro-environment on consumer purchases.  In constant currency, Germany and Switzerland recorded lower sales.

•                  Operating income increased, primarily due to strong double-digit operating results in travel retail.  Certain developed and emerging markets also contributed to the higher profits.  The gains were partially offset by lower results in the United Kingdom, Germany and France.

Asia/Pacific

•                  On a reported basis and in constant currency, sales increased sharply, led by strong double-digit growth in China, Hong Kong and Thailand, and strong gains in Taiwan and Japan.

•                  The higher sales in China reflected strong double-digit gains in every brand except designer fragrances.  Estée Lauder, M•A•C, La Mer, Tom Ford and Jo Malone led the sales growth.  Sales benefitted, in part, from continued demand for makeup products, acceleration in skin care and targeted expanded consumer reach.  The Company generated double-digit sales growth in every channel, particularly in department stores and online.

•                  The sales increase in Hong Kong reflected solid domestic growth and a rise in tourism.  Most brands generated strong double-digit growth, primarily Estée Lauder, La Mer, M•A•C and Tom Ford.

•                  In Asia/Pacific, operating income increased significantly, primarily due to improved results in China, Hong Kong, Thailand and Taiwan driven by higher sales.

Six-Month Results

•                  For the six months ended December 31, 2017, the Company reported net sales of $7.02 billion, a 16% increase compared with $6.07 billion in the comparable prior-year period.  The Company’s fiscal 2017 second quarter acquisitions of Too Faced and BECCA contributed approximately 3 percentage points of incremental sales to the Company’s overall sales growth.

•                  Net earnings were $550 million, and include provisional one-time charges of $394 million related to the TCJA.  On a diluted earnings per share basis, including the one-time charges and restructuring and other charges, the Company earned $1.46.  In the prior-year six months, the Company reported net earnings of $722 million and diluted earnings per share of $1.94.

•                  Adjusting for the restructuring and other charges and the impact of the TCJA provisional charges, diluted net earnings per common share for the six months ended December 31, 2017 was $2.73, and in constant currency rose 30%.

•                  The fiscal 2018 six months also includes the impact of the adoption of a new accounting pronouncement for share-based compensation, which added $.06 to diluted earnings per share.  See note C on page 12.

•                  Excluding the impact of foreign currency translation, net sales increased 14%.  For the six months ended December 31, 2017, the positive impact of foreign currency translation on diluted net earnings per common share was $.05.

•                  During the six-months ended December 31, 2017, the Company recorded restructuring and other charges of $107 million ($81 million after tax), equal to $.22 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  The prior-period six-month results include charges of $72 million ($46 million after tax), equal to $.12 per share.

Cash Flows from Operating Activities

•                  For the six months ended December 31, 2017, net cash flows provided by operating activities were $1.45 billion, compared with $824 million in the prior year.

•                  The change primarily reflected higher earnings before income taxes and an increase in other accrued and noncurrent liabilities and changes in deferred income taxes, due largely to the impact of the TCJA provisional charges, which lowered net earnings.  These charges had no impact on the Company’s reported cash flows from operations for the six months ended December 31, 2017.

Outlook for Fiscal 2018 Third Quarter and Full Year

Global prestige beauty is vibrant and is estimated to accelerate to growth of about 5% during the year.  The Company’s annual growth has consistently outpaced global prestige beauty and is expected to grow more than double the industry for fiscal 2018.  The Company expects its sales growth to benefit from loyalty to our high-quality products, strong innovation, outreach to new target consumers and growth from recent acquisitions, while continuing to emphasize a digital-first marketing approach and a strong focus on fast-growing markets and channels as consumer preferences evolve.

We are mindful of risks related to social and political issues, geopolitical tensions, terrorism, currency volatility and economic challenges affecting consumer spending in certain countries and travel corridors. The Company is also cautious of the decline in retail traffic, primarily related to some brick-and-mortar stores in the United States.

The six-month benefit ($.06 per share) of a new accounting standard related to the excess tax benefits for share-based compensation is included in the Company’s full-year estimate.  However, the Company is not forecasting the potential impact for the remainder of the year, as any additional impact could fluctuate depending on its stock price, the timing and level of employee stock option exercises and applicable tax rates.

Full Year Fiscal 2018

•                  Reported net sales are forecasted to increase between 12.5% and 13.5% versus the prior-year period.

•                  Foreign currency translation is expected to positively impact sales by approximately 2.5% versus the prior-year period.

•                  Net sales are forecasted to grow between 10% and 11% in constant currency.  The Company’s fiscal 2017 acquisitions of Too Faced and BECCA are forecasted to contribute approximately 2 percentage points of incremental sales to the Company’s overall sales growth.

•                  Reported diluted net earnings per share are projected to be between $2.79 and $2.88.

•                  The provision for income taxes includes $394 million, equal to $1.05 per diluted common share of one-time charges under the TCJA.  For the full fiscal year, the Company expects the global effective tax rate to be approximately 24%, before charges associated with restructuring and other activities, and the impact of the TCJA provisional charges.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in fiscal 2018 of approximately $195 million to $215 million, equal to $.39 to $.43 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities, and the impact of the TCJA provisional charges are projected to be between $4.27 and $4.32.

•                  The positive currency impact on the sales growth equates to about $.15 of earnings per share.  On a constant currency basis, before charges associated with restructuring and other activities, and the impact of the TCJA provisional charges, diluted earnings per share are expected to increase between 19% and 20%.

Third Quarter Fiscal 2018

•                  Reported net sales are forecasted to increase between 12% and 13% versus the prior-year period.

•                  Foreign currency translation is expected to positively impact sales by approximately 3% versus the prior-year period.

•                  Net sales are forecasted to grow between 9% and 10% in constant currency.

•                  Reported diluted net earnings per share are projected to be between $.89 and $.92.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in its fiscal 2018 third quarter of approximately $60 million to $65 million, equal to $.12 to $.13 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities are projected to be between $1.02 and $1.04.

•                  The positive currency impact on the sales growth equates to about $.06 of earnings per share.  On a constant currency basis, before charges associated with restructuring and other activities, diluted earnings per share are expected to increase between 7% and 9%.

Reconciliation between GAAP and	Three Months Ending March 31, 2018 (F)						Three Months March 31
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018 (F)	2017
Forecast / actual results including restructuring and other charges and adjustments	12-13	%(1)	9-10%	11-15	%(1)	4-8%	$.89-$.92 (1)	$.80 (1)
Non-GAAP
Restructuring and other charges							.12-.13	.11
Contingent consideration								(.01)
Forecast / actual results excluding charges	12-13%		9-10%	13-16%		7-9%	1.02-1.04	$.90
Impact of foreign currency on earnings per share							(.06)
Forecasted constant currency earnings per share							$.96-$.98

Reconciliation between GAAP and	Year Ending June 30, 2018 (F)						Twelve Months June 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2018 (F)	2017
Forecast / actual results including restructuring and other charges, the TCJA charges, and adjustments	12.5-13.5	%(1)	10-11%	(17)-(14)	%(1)	(21)-(18)%	$2.79-$2.88 (1)	$3.35 (1)
Non-GAAP
Restructuring and other charges							.39-.43	.38
Contingent consideration								(.12)
Transition Tax resulting from the TCJA							.86
Remeasurement of U.S. net deferred tax assets resulting from the TCJA							.14
Net deferred tax liability related to certain foreign withholding taxes on planned repatriation resulting from the TCJA							.05
Intangible asset impairments								.06
China deferred tax asset valuation allowance reversal								(.20)
Forecast / actual results adjusted	12.5-13.5%		10-11%	23-24%		19-20%	4.27-4.32	$3.47
Impact of foreign currency on earnings per share							(.15)
Forecasted constant currency earnings per share							$4.12-$4.17

(1) Represents GAAP.

(F) Represents forecast.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 2, 2018 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 6495719).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2018 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist attack, retaliation or similar threats;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

ELC-F

ELC-E

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
	2017	2016	Change	2017	2016	Change

Net Sales (A)	$3,744	$3,208	17%	$7,018	$6,073	16%
Cost of sales (A)	753	637		1,464	1,233
Gross Profit	2,991	2,571	16%	5,554	4,840	15%

Gross Margin	79.9%	80.1%		79.1%	79.7%

Operating expenses:
Selling, general and administrative (B)	2,214	1,917		4,175	3,742
Restructuring and other charges (A)	67	37		101	63
	2,281	1,954	17%	4,276	3,805	12%

Operating Expense Margin	60.9%	60.9%		60.9%	62.7%

Operating Income	710	617	15%	1,278	1,035	23%

Operating Income Margin	19.0%	19.2%		18.2%	17.0%

Interest expense	32	22		63	43
Interest income and investment income, net	12	5		24	11
Earnings before Income Taxes	690	600	15%	1,239	1,003	24%

Provision for income taxes (C) (D)	565	170		684	277
Net Earnings	125	430	(71)%	555	726	(24)%

Net earnings attributable to noncontrolling interests	(2)	(2)		(5)	(4)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$123	$428	(71)%	$550	$722	(24)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.33	$1.17	(71)%	$1.49	$1.97	(24)%
Diluted	.33	1.15	(72)%	1.46	1.94	(24)%

Weighted average common shares outstanding:
Basic	368.7	366.9		368.5	366.7
Diluted	376.1	372.6		375.7	372.9

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During the fiscal 2018 second quarter, the Company continued to approve specific initiatives under Leading Beauty Forward.  The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company expects Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

THE ESTÉE LAUDER COMPANIES INC.

(B) The Company recorded $2 million and $3 million of expense within selling, general and administrative expenses for the three and six months ended December 31, 2017, respectively, to reflect changes in the fair value of its contingent consideration related to certain of its fiscal 2015 and 2016 acquisitions.  During the six months ended December 31, 2016, the Company recorded $4 million of such expense.

(C) During the first quarter of fiscal 2018, the Company adopted a new accounting standard for share-based compensation that requires excess tax benefits and tax deficiencies related to stock-based compensation awards be recorded as income tax benefit or expense in the income statement.  As a result of the adoption of this new standard, the Company recognized $1 million and $24 million of excess tax benefits as a reduction to the provision for income taxes for the three and six months ended December 31, 2017, respectively.  This reduced the effective rate for income taxes by 190 basis points and added approximately $.06 to diluted net earnings per share for the six months ended December 31, 2017.

(D) The three and six months ended December 31, 2017 reflect the reduction of the U.S. statutory tax rate, as well as provisional amounts for the impact of the TCJA. During the second quarter, the Company recorded a charge of $325 million, equal to $.86 per common share attributable to the Transition Tax, a $51 million charge, equal to $.14 per common share related to the remeasurement of U.S. net deferred tax assets, and an $18 million charge, equal to $.05 per common share to record a net deferred tax liability for foreign withholding taxes related to the repatriation of certain foreign earnings.  These amounts, which are provisional, may require adjustments as anticipated guidance is issued and as additional analysis of the provisions of the TCJA is completed.

THE ESTÉE LAUDER COMPANIES INC.

Total returns and charges associated with restructuring and other activities and changes in the fair value of contingent consideration included in net earnings for the three and six months ended December 31, 2017 and 2016 were:

			Operating Expenses				Diluted
				Other			Earnings
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Per
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Share

Three Months Ended December 31, 2017
Leading Beauty Forward	$—	$2	$39	$28	$ 69	$ 55	$ .15
Contingent consideration	—	—	—	2	2	1	—
Transition Tax resulting from the TCJA	—	—	—	—	—	325	.86
Remeasurement of U.S. net deferred tax assets resulting from the TCJA	—	—	—	—	—	51	.14
Net deferred tax liability related to certain foreign withholding taxes on planned repatriation resulting from the TCJA	—	—	—	—	—	18	.05
Total	$—	$2	$39	$30	$ 71	$450	$1.20

Six Months Ended December 31, 2017
Leading Beauty Forward	$—	$6	$53	$48	$107	$ 81	$ .22
Contingent consideration	—	—	—	3	3	2	—
Transition Tax resulting from the TCJA	—	—	—	—	—	325	.86
Remeasurement of U.S. net deferred tax assets resulting from the TCJA	—	—	—	—	—	51	.14
Net deferred tax liability related to certain foreign withholding taxes on planned repatriation resulting from the TCJA	—	—	—	—	—	18	.05
Total	$—	$6	$53	$51	$110	$477	$1.27

			Operating Expenses				Diluted
				Other			Earnings
(Unaudited)	Sales	Cost of	Restructuring	Charges/		After	Per
(In millions, except per share data)	Returns	Sales	Charges	Adjustments	Total	Tax	Share

Three Months Ended December 31, 2016
Leading Beauty Forward	$—	$4	$21	$16	$41	$26	$.07
Contingent consideration	—	—	—	—	—	—	—
Total	$—	$4	$21	$16	$41	$26	$.07

Six Months Ended December 31, 2016
Leading Beauty Forward	$ 2	$7	$29	$34	$72	$46	$.12
Contingent consideration	—	—	—	4	4	3	.01
Total	$ 2	$7	$29	$38	$76	$49	$.13

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2017	2016	Reported Basis	Local Currency	2017	2016	Reported Basis
Results by Geographic Region
The Americas	$2,637	$2,475	7%	6%	$198	$149	33%
Europe, the Middle East & Africa	2,820	2,351	20	16	809	668	21
Asia/Pacific	1,561	1,249	25	24	378	290	30
Subtotal	7,018	6,075	16	14	1,385	1,107	25
Returns and charges associated with restructuring and other activities	—	(2)			(107)	(72)
Total	$7,018	$6,073	16%	14%	$1,278	$1,035	23%

Results by Product Category
Skin Care	$2,769	$2,350	18%	16%	$779	$563	38%
Makeup	2,887	2,472	17	15	395	370	7
Fragrance	1,041	939	11	9	172	141	22
Hair Care	280	273	3	2	32	26	23
Other	41	41	0	0	7	7	0
Subtotal	7,018	6,075	16	14	1,385	1,107	25
Returns and charges associated with restructuring and other activities	—	(2)			(107)	(72)
Total	$7,018	$6,073	16%	14%	$1,278	$1,035	23%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities, the changes in the fair value of contingent consideration and the impact of the TCJA provisional charges.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items.  The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period.  In the future, the Company expects to incur charges or adjustments similar in nature to certain of those presented below; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict.  Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts

Before and After Returns, Charges and Other Adjustments

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2017					Three Months Ended December 31, 2016
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of foreign currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$3,744	$—	$3,744	$(92)	$3,654	$3,208	$—	$3,208	17%	14%
Cost of sales	753	(2)	751			637	(4)	633
Gross Profit	2,991	2	2,993			2,571	4	2,575	16%
Gross Margin	79.9%		79.9%			80.1%		80.3%

Operating expenses	2,281	(69)	2,212			1,954	(37)	1,917	15%
Operating Expense Margin	60.9%		59.1%			60.9%		59.8%

Operating Income	710	71	781			617	41	658	19%
Operating Income Margin	19.0%		20.9%			19.2%		20.5%

Provision for income taxes	565	(379)	186			170	15	185
Net Earnings Attributable to The Estée Lauder Companies Inc.	123	450	573			428	26	454	26%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.33	1.20	1.52	(.03)	1.49	1.15	.07	1.22	25%	23%

Amounts may not sum due to rounding.

	Six Months Ended December 31, 2017					Six Months Ended December 31, 2016
	As Reported	Returns/ Charges/ Adjustments	Adjusted	Impact of foreign currency translation	Constant Currency	As Reported	Returns/ Charges/ Adjustments	Adjusted	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$7,018	$—	$7,018	$(112)	$6,906	$6,073	$2	$6,075	16%	14%
Cost of sales	1,464	(6)	1,458			1,233	(7)	1,226
Gross Profit	5,554	6	5,560			4,840	9	4,849	15%
Gross Margin	79.1%		79.2%			79.7%		79.8%

Operating expenses	4,276	(104)	4,172			3,805	(67)	3,738	12%
Operating Expense Margin	60.9%		59.4%			62.7%		61.5%

Operating Income	1,278	110	1,388			1,035	76	1,111	25%
Operating Income Margin	18.2%		19.8%			17.0%		18.3%

Provision for income taxes	684	(367)	317			277	27	304
Net Earnings Attributable to The Estée Lauder Companies Inc.	550	477	1,027			722	49	771	33%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.46	1.27	2.73	(.05)	2.69	1.94	.13	2.07	32%	30%

Amounts may not sum due to rounding.

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2017	June 30 2017	December 31 2016
ASSETS
Current Assets
Cash and cash equivalents	$2,105	$1,136	$1,262
Short-term investments	394	605	413
Accounts receivable, net	1,699	1,395	1,508
Inventory and promotional merchandise, net	1,445	1,479	1,278
Prepaid expenses and other current assets	332	349	328
Total Current Assets	5,975	4,964	4,789

Property, Plant and Equipment, net	1,728	1,671	1,563
Other Assets	4,901	4,933	4,860
Total Assets	$12,604	$11,568	$11,212

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$413	$189	$2,143
Accounts payable	738	835	617
Other accrued liabilities	2,252	1,799	1,698
Total Current Liabilities	3,403	2,823	4,458

Noncurrent Liabilities
Long-term debt	3,374	3,383	1,890
Other noncurrent liabilities	1,238	960	1,056
Total Noncurrent Liabilities	4,612	4,343	2,946

Total Equity	4,589	4,402	3,808
Total Liabilities and Equity	$12,604	$11,568	$11,212

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2017	2016
Cash Flows from Operating Activities
Net earnings	$555	$726
Depreciation and amortization	256	218
Deferred income taxes	106	(55)
Other items	155	141
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(281)	(243)
Decrease in inventory and promotional merchandise, net	66	78
Decrease (increase) in other assets, net	12	(32)
Increase (decrease) in accounts payable and other liabilities	581	(9)
Net cash flows provided by operating activities	$1,450	$824

Capital expenditures	$263	$208
Acquisition of businesses	11	1,690
Proceeds of investments, net	130	159
Payments to acquire treasury stock	398	363
Dividends paid	267	236
Increase in short-term debt, net	222	1,817

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